DISTRICT COURT, CITY AND COUNTY OF DENVER, COLORADO 1437 Bannock Street Denver, CO 80202 Plaintiff: JEAN-PIERRE ENGUEHARD, on behalf of himself and all others similarly situated, v. COURT USE ONLY Defendants: JAGGED PEAK ENERGY, INC., CHARLES D. DAVIDSON, ROGER L. JARVIS, Case Number: JANEEN S. JUDAH, MICHAEL C. LINN, ADRIANNA C. MA, JOHN R. SULT, S. WILL Division: VANLOH, JR., DHEERAJ VERMA, BLAKE A. WEBSTER, PARSLEY ENERGY, INC. and JACKAL MERGER SUB, INC. Jeffrey A. Berens (#28007) Berens Law LLC 2373 Central Park Boulevard, Suite 100 Denver, CO 80238 Telephone: (303) 861-1764 Facsimile: (303) 861-1764 jeff@jberenslaw.com [Additional counsel appear on signature page] Attorney for Plaintiff CLASS ACTION COMPLAINT Plaintiff Jean-Pierre Enguehard (“Plaintiff”), by his attorneys, on behalf of himself and those similarly situated, files this action against the defendants and alleges upon information and belief, except for those allegations that pertain to him, which are alleged upon personal knowledge, as follows: SUMMARY OF THE ACTION 1. Plaintiff brings this stockholder class action on behalf of himself and all other public stockholders of Jagged Peak Energy, Inc. (“Jagged Peak” or the “Company”) against Jagged Peak, its Board of Directors (the “Board” or the “Individual Defendants,”) and Parsley Energy, Inc. (“Parsley Energy”) and Jackal Merger Sub, Inc. (“Merger Sub”) for breaches of fiduciary duty as a result of Defendants’ efforts to sell the Company to Parsley Energy, a Delaware corporation. In the all-stock transaction, Jagged Peak shareholders will receive only a fixed exchange ratio of 0.447 Parsley shares for each share of Jagged Peak common stock owned, for an implied value of

$7.59 per Jagged Peak share based on Parsley Energy’s closing price on October 11, 2019, and a premium of only 1.5% compared to Jagged Peak’s 30-day volume weighted average price and 11.2% compared to Jagged Peak’s closing price on October 11, 2019 (the “Proposed Transaction”). 2. The terms of the Proposed Transaction were memorialized in a October 14, 2019 filing with the Securities and Exchange Commission (“SEC”) on Form 8-K attaching the definitive Agreement and Plan of Merger (the “Merger Agreement”). 3. Thereafter, on November 5, 2019, Parsley filed a Registration Statement on Form S-4 (the “S-4”) with the SEC in support of the Proposed Transaction 4. The Proposed Transaction is unfair and undervalued for a number of reasons. Significantly, the S-4 describes an insufficient sales process in which the Board rushed through an inadequate “sales process” in which the only end goal was a sale to Parsley, and in which no disinterested committee of Jagged Peak directors was created to run the sales process. 5. Further compounding the unfair process is the fact that majority stockholder Quantum Energy Partners (“Quantum”), which owns approximately 69% of the voting stock of Jagged Peak has agreed to vote its stock in favor of the Proposed Transaction. Coupled with the fact that the Merger Agreement contains no “majority of the minority” provision to protect the interests of the Company’s minority stockholders, the unfair process has ensured that the consummation of the Proposed Transaction is a virtual certainty. 6. Such a sales process, or lack thereof, clearly indicates that the only end-goal acceptable to the Defendants was an acquisition of Jagged Peak by Parsley. 7. In approving the Proposed Transaction, the Individual Defendants have breached their fiduciary duties of loyalty, good faith, due care and disclosure by, inter alia, (i) agreeing to sell Jagged Peak without first taking steps to ensure that Plaintiff and Class members (defined below) would obtain adequate, fair and maximum consideration under the circumstances; and (ii) engineering the Proposed Transaction to benefit themselves and/or Parent without regard for Jagged Peak’s public stockholders. Accordingly, this action seeks to enjoin the upcoming stockholder vote on the Proposed Transaction and compel the Individual Defendants to properly exercise their fiduciary duties to Jagged Peak’s stockholders. 8. Next, it appears as though the Board has entered into the Proposed Transaction to procure for themselves and senior management of the Company significant and immediate benefits with no thought to the Company’s public stockholders. For instance, pursuant to the terms of the Merger Agreement, upon the consummation of the Proposed Transaction, Company Board Members and executive officers will be able to exchange all Company equity awards for the merger consideration. Moreover, certain Directors and other insiders will also be the recipients of lucrative change-in-control agreements, triggered upon the termination of their employment as a consequence of the consummation of the Proposed Transaction. 2

9. Furthermore, the Individual Defendants, as defined herein, have exacerbated their breaches of express and implied contractual duties and fiduciary duty by agreeing to lock up the Merger with preclusive and onerous deal protection devices that preclude other bidders from making successful competing offers for the Company and act to render the Merger a fait accompli. For example, the Board agreed to: (i) a “no solicitation” provision that prevents the Company from negotiating with or providing confidential information to competing bidders except under extremely limited circumstances; (ii) a “matching rights” provision that allows Parent to match any competing proposal in the unlikely event that one emerges; and (iii) up to over $73 million in termination fees and expenses if the Board agrees to a competing proposal. 10. In further violation of their fiduciary duties, Defendants caused to be filed the materially deficient S-4 on November 5, 2019 with SEC in an effort to solicit stockholders to vote their Jagged Peak shares in favor of the Proposed Transaction. The S-4 is materially deficient, deprives Jagged Peak stockholders of the information they need to make an intelligent, informed and rational decision of whether to vote their shares in favor of the Proposed Transaction, and is thus in breach of the Defendants fiduciary duties. As detailed below, the S-4 omits and/or misrepresents material information concerning, among other things: (a) the sales process and in particular certain conflicts of interest for management; (b) the financial projections for Jagged Peak and Parsley, provided by Jagged Peak and Parsley to their respective financial advisors Citigroup Global Markets, Inc. (“Citigroup”), RBC Capital Markets, LLC (“RBC Capital”), and Tudor Pickering Holt & Co. Advisors LP (“TPH”) for use in their respective financial analyses; and (c) the data and inputs underlying the financial valuation analyses that purport to support the fairness opinions provided by Citigroup, RBC Capital, and TPH. 11. Consequently, the Individual Defendants have breached their fiduciary duties of loyalty and due care. 12. The special meeting of Jagged Peak shareholders to vote on the Proposed Transaction is forthcoming. It is imperative that the material information that has been omitted from the Registration Statement is disclosed to the Company’s shareholders prior to the forthcoming shareholder vote so that they can properly exercise their corporate suffrage rights. 13. Absent judicial intervention, the merger will be consummated, resulting in irreparable injury to Plaintiff and the Class. This action seeks to enjoin the unreasonable steps taken by the Defendants in entering into the merger agreement without attempting to maximize stockholder value. Immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders. Plaintiff, on behalf of the Class, seek only to level the playing field and to ensure that if stockholders are to be ultimately stripped of their respective equity interests through the Proposed Transaction, that the Proposed Transaction is conducted in a manner that is not overtly improper, unfair and illegal, and that all material information concerning the Proposed Transaction is disclosed to the Jagged Peak’s stockholders so that they are able to make informed decisions as to whether to vote in favor or against the Proposed Transaction or to seek appraisal of their shares. 3

JURISDICTION AND VENUE 14. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that is incorporated in, conducts business in, and maintains operations in this State, or is an individual who has sufficient minimum contacts with the State of Colorado so as to render the exercise of jurisdiction by the Colorado courts permissible under traditional notions of fair play and substantial justice. 15. Venue is proper in this Court because one or more of the defendants either resides in or maintains executive offices in this District, a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein and aiding and abetting and conspiracy in violation of fiduciary duties owed to Jagged Peak occurred in this District, and defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District. 16. This action is not removable under the Securities Litigation Uniform Standard Act (“SLUSA”), 15 U.S.C. § 78bb(f), because this action is based upon the statutory or common law of the State of Colorado, in which Jagged Peak is headquartered, and seeks injunctive relief. Additionally, this action involves: (1) a communication with respect to sale of Jagged Peak common stock; (2) that was made by and on behalf of Jagged Peak to its stockholders; and (3) concerns decisions of Jagged Peak stockholders with respect to voting their securities, or acting in response to a possible acquisition offer. PARTIES 17. Plaintiff Jean-Pierre Enguehard is a resident of Texas. He has been and continues to be a stockholder of Jagged Peak during all relevant times thereto. 18. Defendant Jagged Peak operates as an independent oil and natural gas company. The company focuses on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware basin, a sub-basin of the Permian basin of West Texas. As of December 31, 2018, it held an 87% average working interest in approximately 79,500 net acres with an estimated net proved reserves of 118,890 thousand barrel of oil equivalent, as well as owned an 89% average working interest in 143 net productive wells. Jagged Peak Energy Inc was founded in 2013 and is headquartered in Denver, Colorado. The Company’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “JAG.” As of November 1, 2019, the Company had over 213 million shares of common stock outstanding. 19. Defendant Charles D. Davidson has served on the Jagged Peak Board of Directors at all relevant times. In addition, he is Chairman of the Board. Davidson is a Venture Partner with Quantum Energy Partners (“Quantum”), Jagged Peak’s largest shareholder, and serves on the firm’s Investment Committee. Quantum owns approximately 69% of the Company’s outstanding stock and has entered into the “Quantum Voting Agreement,” pursuant to which Quantum has agreed to vote its shares in favor of the matters to be submitted to Jagged Peak’s stockholders in 4 connection with the Merger, subject to the terms and conditions set forth in the Quantum Voting Agreement. 20. Defendant James J. Kleckner has served on the Jagged Peak Board of Directors since 2017 and has served as President and CEO since March 2018. 21. Defendant Roger L. Jarvis has served on the Jagged Peak Board of Directors since 2017. 22. Defendant Janeen S. Judah has served on the Jagged Peak Board of Directors since April 2019. 23. Defendant Michael C. Linn has served on the Jagged Peak Board of Directors since 2017. Linn is also a Senior Advisor to Quantum, a position he has held since August 2012. 24. Defendant Adrianna C. Ma has served on the Jagged Peak Board of Directors since July 2019. 25. Defendant John R. Sult has served on the Jagged Peak Board of Directors since January 2017. 26. Defendant S. Wil VanLoh, Jr. has served on the Jagged Peak Board of Directors since 2016. He is also the Founder and Chief Executive Officer of Quantum Energy Partners, Jagged Peak’s controlling shareholder 27. Defendant Dheeraj Verma has served on the Jagged Peak Board of Directors since 2017. He is also President of Quantum. 28. Defendant Blake A. Webster has served on the Jagged Peak Board of Directors since 2016. He is also a Managing Director of Quantum. 29. The Defendants named in paragraphs 19-28 are referred to herein as “Individual Defendants” or “Director Defendants.” 30. The Director Defendants owe fiduciary duties including good faith, loyalty, fair dealing, due care and candor to Jagged Peak and its stockholders. 31. By reason of their positions as officers and/or directors of the Company, the Individual Defendants named above are in a fiduciary relationship with Plaintiff and the other public stockholders of Jagged Peak and owe them the highest duties of good faith, loyalty and due care, as set forth in further detail herein. 32. The Director Defendants, by reason of their corporate directorships and/or executive positions, are fiduciaries to and for the Company’s stockholders, which fiduciary relationship required them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company’s stockholders. 5

33. Each Director Defendant herein is sued individually, as a conspirator and aider and abettor, as well as in their capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein. 34. Defendant Parsley Energy is an oil and natural gas company, which engages in the acquisition, development and exploitation of unconventional oil and natural gas reserves. Its portfolio includes the Midland and Southern Delaware basin. The company was founded by Bryan Sheffield, Mike Hinson, and Paul Treadwell in 2008 and is headquartered in Austin, TX. The Company’s common stock is traded on the NYSE under the symbol “PE.” 35. Defendant Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parsley Energy and a party to the Merger Agreement. SUBSTANTIVE ALLEGATIONS Company Background 36. Jagged Peak operates as an independent oil and natural gas company. The company focuses on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the Southern Delaware basin, a sub-basin of the Permian basin of West Texas. As of December 31, 2018, it held an 87% average working interest in approximately 79,500 net acres with an estimated net proved reserves of 118,890 thousand barrel of oil equivalent, as well as owned a 89% average working interest in 143 net productive wells., Jagged Peak is a Delaware corporation with its headquarters located at 1401 Lawrence Street, Denver, CO 80202. 37. In 2013, Quantum announced the formation of the Company and presently holds approximately 69% of the outstanding stock. Quantum also has the right to designate nominees to the Board and, as of this date, Quantum holds five of the ten seats on the Board. The Company identifies itself as a “controlled” company under NYSE rules. 38. The Company has emphasized the fact that it is gradually shifting to full-field development which, commentators have indicated, “will meaningfully improve its cost structure” and “production will move higher in the coming quarters while costs will decline which should help improve its margins and free cash flow profile.” 39. In November 2018, the Company announced its Third Quarter 2018 Financial Results. Its quarterly earnings were $.18 a share, beating consensus estimates of $.14 a share and more than doubling revenue results from the preceding year. This followed up the Company’s positive results the previous quarter where it was expected that this company would post earnings of $0.13 per share when it actually produced earnings of $0.20, delivering a surprise of 53.85%. 40. In fact, over the preceding four quarters, the Company had surpassed consensus EPS estimates three times. Similarly, the Company had topped consensus revenue estimates four times over the same last four quarters. 6

41. Jagged Peak posted its Second Quarter 2019 Financial Results on August 8, 2019. At that time, Jim Kleckner, President and Chief Executive Officer, commented, “I am pleased with our Company's execution and performance through the first half of the year, with our DC&E costs down significantly from 2018. We continue to be intently focused on creating additional value through further reductions of these DC&E costs and preserving our high operating margins. Leveraging these efficiency gains will remain an important part of our business as we move to development projects in 2019 and 2020. During the quarter, we started operations on the six-well Coriander pad. The wells have been drilled and the completions are progressing on schedule to deliver first production in the next few weeks. Also during the quarter, we turned online two wells in the Big Tex area and have seen encouraging initial results. While it's too early to make a full assessment of these results, we remain cautiously optimistic on the future optionality of our Big Tex area.” 42. It is clear that Jagged Peak, which has shown consistent profitable financial results in its recent financial results is a strong Company poised to continue its solid performance in the future. However, should the Proposed Transaction be consummated, Plaintiff and all other public stockholders of the Company will be significantly diluted from benefiting on the future of the Company they invested in. The Flawed Sales Process 43. As detailed in the S-4 the process deployed by the Individual Defendants was flawed and inadequate, was conducted out of the self-interest of the Individual Defendants, and was designed with only one concern in mind – to effectuate a sale of the Company to Parsley, which had been interested in an acquisition of Jagged Peak since at least 2016, before the Company even initiated its IPO. 44. First and foremost, the S-4 indicates that no committee of independent board members was created to run the sales process. This is especially concerning given that there is no majority of the minority provision protecting the rights of the minority stockholders of Jagged Peak. 45. Doubling down on this lack of independence, the S-4 makes clear that on several occasions throughout the sales process representatives of controlling stockholder Quantum were present and engaged in meetings between Jagged Peak management and financial advisor Citi. Such brazen biased conduct clearly indicates that the interests of Plaintiff and other minority stockholders was of no matter to the Defendants. 46. The decision to forego a committee of independent directors is also concerning given that the decision by the Board to allow the Merger Agreement to be executed without a collar protecting minority stockholders from fluctuations of Parsley’s stock price and the eventual merger consideration 47. Additionally it appears that an inadequate market check was conducted by Company and its financial advisors during the sales process, with the S-4 noting that a list of only 7

“six potential counterparties” was created, out of which three were immediately determined to be unlikely to transact and which were not contacted. 48. The S-4 also notes that in several instances the import of conversations between the Company, Board, and Quantum representatives on the one hand and Parsley on the other was more focused on Board seats for current Company insiders post-close rather than on consideration for minority public stockholders of Jagged Peak. 49. The S-4 is also unclear as to the nature of any specific standstill restrictions arising out of the terms of any of the non-disclosure agreements entered into between Jagged Peak on the one hand and any interested third party, including Parsley, on the other, and if the terms of any included “don’t-ask, don’t-waive” provisions or standstill provisions in any such agreements, and if so, the specific conditions, if any, under which such provisions would fall away. 50. Moreover, the S-4 is also unclear as to any differences that may exist between the various non-disclosure agreements entered into between Jagged Peak and any interested third parties. 51. It is not surprising, given this background to the overall sales process, that it was conducted in a completely inappropriate and misleading manner. The Proposed Transaction 52. On October 14, 2019, Jagged Peak and Parsley Energy issued a press release announcing it had entered into a definitive merger agreement under which Parsley will acquire the Company in the Proposed Transaction in an all-stock transaction valued at approximately $1.7 billion. The press release stated in relevant part: Austin, Texas, and Denver, Colorado, October 14, 2019 — Parsley Energy, Inc. (NYSE: PE) (“Parsley,” or “Parsley Energy”) and Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak”) today announced they have entered into a definitive merger agreement under which Parsley will acquire Jagged Peak in an all-stock transaction valued at approximately $2.27 billion, including Jagged Peak’s net debt of approximately $625 million as of June 30, 2019. Under the terms of the agreement, Jagged Peak shareholders will receive a fixed exchange ratio of 0.447 shares of Parsley Class A common stock for each share of Jagged Peak common stock they own. This represents $7.59 per Jagged Peak share based on Parsley’s closing price on October 11, 2019, and a premium of 1.5% compared to Jagged Peak’s 30-day volume weighted average price and 11.2% compared to Jagged Peak’s closing price on October 11, 2019. The transaction, which is expected to close in the first quarter of 2020, has been unanimously approved by each company’s board of directors. Following the close of the transaction, Parsley shareholders will own approximately 77% of the combined company, and Jagged Peak shareholders will own approximately 23% of 8 the combined company, in each case on a fully diluted basis. The all-stock transaction is intended to be tax-free to Jagged Peak shareholders. Key Transaction Highlights · Complementary, High-Margin Delaware Basin Footprint: Parsley possesses an institutional familiarity with Jagged Peak’s Delaware Basin assets, with the majority of the acreage directly offsetting Parsley’s legacy position. Furthermore, Jagged Peak’s high-margin, oil-weighted asset base will integrate smoothly into Parsley’s near-term development program. On a pro forma basis, Parsley will have approximately 267,000 net acres in the Permian, comprised of 147,000 net acres in the Midland Basin and a highly contiguous 120,000 net acre footprint in the Delaware Basin. · Accretive on Key Metrics: Parsley expects the low-premium transaction to be immediately accretive to key metrics in 2020, including: cash flow per share, free cash flow per share, cash return on capital invested, and net asset value. · Corporate Cost Optimization Accrues to Shareholders: The combination is expected to generate cash general and administrative (“G&A”) savings of approximately $25 million in the first year and $40-50 million of annual savings thereafter, translating to a net present value of $250-300 million. Parsley expects this synergy to facilitate margin expansion and enhance corporate free cash flow. · Additional Synergies Clearly Identified: In addition to G&A savings, Parsley has identified further synergies that are anticipated to be realized over time: · Capital Efficiency Gains: Parsley and Jagged Peak have seen material improvements in recent Delaware Basin well costs. Sustained drilling and completion efficiency improvements coupled with the supply chain advantages of optimized scale have facilitated a material reduction in Parsley’s Delaware Basin well costs during 2019. Parsley estimates its current average drilling, completion and equipment cost in the Delaware Basin are $1,100-$1,150 per lateral foot. Parsley believes applying its scale advantages and employing collaborative best practices can translate to well cost savings of at least $100 per lateral foot across Jagged Peak’s remaining inventory in the Delaware Basin. · Overlapping Acreage: The combination of Parsley’s and Jagged Peak’s acreage positions will create a highly contiguous, interlocking footprint in the Delaware Basin that allows for a more optimized lease geometry with additional 9 extended lateral wells. Additionally, the close proximity of Jagged Peak’s acreage supports additional operational efficiencies. · Expansive Company-Owned Water Infrastructure Network: Jagged Peak has invested nearly $90 million developing significant fresh and produced water infrastructure across its acreage position, which is located nearby Parsley’s existing water assets. Integration of Jagged Peak’s water infrastructure network increases corporate flexibility and operational scale. · Cost of Capital Advantages: Parsley believes this transaction can accelerate progress toward an investment grade credit profile, which could help facilitate opportunistic debt refinancing in the future. · Maintains Strong Balance Sheet: An all-stock transaction ensures the combined company will retain a strong balance sheet with a pro forma net leverage ratio of 1.6x LTM adjusted earnings before interest, income taxes, depreciation, depletion, amortization, and exploration expense. Parsley expects to maintain its dividend per share at current levels in the near term, with the anticipated free cash flow enhancements from this transaction expected to support increased return of capital in the future. Finally, both Parsley and Jagged Peak recently added to their respective 2020 hedge positions, and a majority of the combined company’s expected 2020 oil production is subject to hedge protection. For details on Parsley and Jagged Peak’s respective hedge positions, please see the presentation posted to each company’s website that supplements the information in this release. Management Commentary “The combination of Parsley and Jagged Peak is a natural fit,” said Matt Gallagher, Parsley’s President and CEO. “Jagged Peak’s oily, high-margin asset base slots in nicely to our returns-focused development approach, its acreage footprint and water infrastructure dovetails into our legacy Delaware Basin position, and its corporate culture aligns with our core values. In short, we now have a premier Delaware Basin business that rivals our foundational Midland Basin business. This transaction also creates tangible synergies that will enhance our corporate free cash flow profile and will be shared by the combined shareholder base. Ultimately, I am proud of the high level of execution Parsley has delivered throughout 2019, and I am excited by the prospects of what the combination of Parsley and Jagged Peak can deliver for shareholders in 2020.” Jim Kleckner, President and Chief Executive Officer of Jagged Peak, commented, “The combined assets of Jagged Peak and Parsley Energy are a great fit that create a stronger combined Permian company. The pro-forma company provides our shareholders with premier acreage in both the Midland and Delaware sub-basins, while providing additional scale, significant operational synergies, and free cash flow in this competitive environment. Our team has made tremendous progress to increase efficiencies as we evolved to pad development on our acreage position. 10

We look forward to working closely with Parsley to ensure that we provide an efficient changeover of asset-level institutional knowledge, so our shareholders and the shareholders of Parsley Energy can reap the maximized benefits of this transaction.” S. Wil VanLoh, Jr., a Jagged Peak director and the Founder and Chief Executive Officer of Quantum Energy Partners, Jagged Peak’s controlling shareholder, commented, “The inevitable consolidation in the Permian has started and Jagged Peak made a decisive move to team up with the right partner. Quantum has known Bryan, Matt and the Parsley team for many years and has tremendous respect for the industry-leading execution capabilities and top-tier rock they possess. The combination of the two companies will create a unique platform that will benefit from scale, capital allocation optionality, and peer-leading economics (IRRs, oil-weighting and netback margins) that we believe will represent one of the most compelling investment vehicles in the Permian. We look forward to partnering with the Parsley team as they mature into a Permian pure-play large cap. I would also like to thank every current and former employee of Jagged Peak for creating a great private equity success story and for positioning Jagged Peak’s shareholders for continued value creation in a very tough macro energy environment. It’s been an honor being your partner.” Third Quarter Operational Update Activity Overview For the third quarter of 2019, Parsley expects net oil production of 91.2-91.7 MBo per day, translating to 5-6% quarter-over-quarter growth. During 3Q19, Parsley placed on production 35 gross operated horizontal wells with an average working interest of approximately 95% and an average completed lateral length of approximately 10,000 feet. Parsley expects to report third quarter capital expenditures of approximately $315-325 million. Third quarter development spending decreased relative to second quarter spending, driven by lower well costs, fewer net completions, and quarter-over-quarter decreases in facilities and infrastructure spending. Preliminary Pro Forma 2020 Outlook · Parsley remains committed to a growing free cash flow profile that returns capital to shareholders. Parsley continues to use a $50 WTI oil price assumption for its baseline capital budget in 2020. · Parsley estimates that capital expenditures of $1.6-$1.9 billion will translate to oil production of 126-134 MBo per day in 2020, representing healthy 11 year-over-year production growth. Both production and capital expenditure range estimates assume a full-year of contribution from Jagged Peak. · Parsley plans to deploy 15 development rigs and four-to-five frac spreads on average in 2020. Parsley anticipates five of its development rigs will operate in the Delaware Basin, where Parsley has seen a material reduction in well costs in 2019. Governance and Leadership The boards of directors at both Parsley and Jagged Peak have unanimously approved the transaction, and recommended that their respective shareholder groups approve the transaction. Upon closing, Parsley’s board of directors will be expanded to eleven directors to include two members from the current Jagged Peak board of directors. The combined company will be led by Parsley’s executive management team and will remain headquartered in Austin, Texas. Timing and Approvals The transaction, which is expected to close during the first quarter of 2020, is subject to customary closing conditions and regulatory approvals, including the approval of Parsley and Jagged Peak shareholders. Jagged Peak’s controlling shareholder, Quantum Energy Partners, which owns approximately 68 percent of the outstanding voting shares of Jagged Peak, has committed to vote its shares in favor of the transaction. Advisors Tudor, Pickering, Holt & Co is serving as exclusive financial advisor to Parsley Energy, and Kirkland & Ellis LLP is serving as Parsley’s legal counsel. Citi and RBC Capital Markets, LLC are serving as financial advisors to Jagged Peak and Vinson & Elkins L.L.P. is serving as Jagged Peak’s legal counsel. The Inadequate Merger Consideration 53. Significantly, analyst expectations, the Company’s strong market position, growth, positive future outlook and synergistic benefits to Parent, establish the inadequacy of the merger consideration. 54. The compensation afforded under the Proposed Transaction to Company stockholders significantly undervalues the Company. Pursuant to the terms of the Merger Agreement, the transaction values each share of Jagged Peak stock at $7.59 based on Parsley’s closing price on October 11, 2019, representing a paltry premium of 1.5% compared to Jagged 12

Peak’s 30-day volume weighted average price. However, this valuation does not adequately take into consideration how the Company is performing and the significant synergies involved. 55. In fact, the offer is significantly lower than the Company’s 52-week high of $13.50. In fact, the stock traded above the implied deal price as recently as September 2019. 56. Additionally, according to recent news reports, the average 12-month price target among brokerages that have updated their coverage on Jagged Peak stock in the last year is $10.73 57. Further, the consideration fails to properly account for the significant synergies to be derived by Parsley Energy. As indicated in the merger announcement, “The combination of Parsley and Jagged Peak is a natural fit,” said Matt Gallagher, Parsley’s President and CEO. “Jagged Peak’s oily, high-margin asset base slots in nicely to our returns-focused development approach, its acreage footprint and water infrastructure dovetails into our legacy Delaware Basin position, and its corporate culture aligns with our core values. In short, we now have a premier Delaware Basin business that rivals our foundational Midland Basin business. This transaction also creates tangible synergies that will enhance our corporate free cash flow profile and will be shared by the combined shareholder base. Ultimately, I am proud of the high level of execution Parsley has delivered throughout 2019, and I am excited by the prospects of what the combination of Parsley and Jagged Peak can deliver for shareholders in 2020.” 58. Additionally, shareholders have no idea how much the deal will be worth when it closes. The exchange ratio is fixed and has no collar or floor to protect Jagged Peak stockholders. In fact, since the announcement of the deal, Parsley stock has failed to close at the share utilized to calculate the implied value. Instead, it has fluctuated more than a dollar below the October 11, 2019 closing. As such, Jagged Peak stockholder may receive significantly less than the contemplated $6.57 a share. 59. Clearly, while the deal will be beneficial to Parsley, it comes at great expense to Plaintiff and other public stockholders of the Company. 60. It is clear from these statements and the facts set forth herein that this deal is designed to maximize benefits for Parsley at the expense of Jagged Peak stockholders, which clearly indicates that Jagged Peak stockholders were not an overriding concern in the formation of the Proposed Transaction. Preclusive Deal Protection Mechanisms 61. The Merger Agreement contains certain provisions that unduly benefit Parent by making an alternative transaction either prohibitively expensive or otherwise impossible. For example, the Merger Agreement contains a termination fee provision that requires Jagged Peak to pay up to $35 million to Parent in fees and an additional amount in expenses if the Merger Agreement is terminated under certain circumstances. 13

62. The termination fee payable under this provision will make the Company that much more expensive to acquire for potential purchasers, while resulting in a corresponding decline in the amount of consideration payable to Jagged Peak’s stockholders. 63. The Merger Agreement also contains a “no solicitation” provision that restricts Jagged Peak from considering alternative acquisition proposals by, inter alia, constraining Jagged Peak’s ability to solicit or communicate with potential acquirers or consider their proposals. Specifically, the provision prohibits the Company from soliciting any alternative proposal, but permits the Board to consider a “Company Competing Proposal” if it constitutes or is reasonably calculated to lead to a “Company Superior Proposal” as defined in the Merger Agreement. 64. Moreover, the Agreement further reduces the possibility of a topping offer from an unsolicited purchaser. Here, Defendants agreed to provide Parent information in order to match any other offer, thus providing Parent access to the unsolicited bidder’s financial information and giving Parent the ability to top the superior offer. Thus, a rival bidder is not likely to emerge with the cards stacked so much in favor of Parent. 65. The Merger Agreement does not include protections to ensure that the consideration payable to shareholders will remain within a range of reasonableness. In a conventional stock-for- stock transaction, the parties customarily negotiate and implement a “floor” on the value of the consideration payable to shareholders, which establishes the lowest possible price payable. In other cases, the parties limit the stock component of the consideration (and thus the volatility in the value of the consideration), by agreeing that the shareholders will receive cash and stock in exchange for their shares. Such transactions also often include a “collar,” which establishes parameters that attempt to minimize the impact of stock price fluctuations on the value of the consideration payable to shareholders. The Merger Agreement contains none of these protections. Rather, the Merger Agreement contains a fixed exchange ratio of 0.447 which means that in addition to the cash component, Jagged Peak shareholders will receive 0.447 shares of Parsley common stock for each of their shares, regardless of the stock price at the close of the Transaction. Thus, the consideration payable to Jagged Peak shareholders is not insulated from fluctuations in Parsley Energy’s stock price – which has fluctuated significantly in the weeks since the announcement and failed to return to the price implied as of October 11th - and shareholders are left in the precarious position of not knowing whether the consideration payable to them will decline further. 66. Finally, the Proposed Transaction contains no “majority of the minority provision.” This coupled with the voting agreement which majority stockholder Quantum entered into creates a near certainty that the Proposed Transaction will be consummated, no matter the votes of the minority stockholders. 67. These provisions, individually and collectively, materially and improperly impede the Board’s ability to fulfill its fiduciary duties with respect to fully and fairly investigating and pursuing other reasonable and more valuable proposals and alternatives in the best interests of the Company and its public stockholders. 14

68. Accordingly, the Company's true value is compromised by the consideration offered in the Proposed Transaction.

Potential Conflicts of Interest

69. The breakdown of the benefits of the deal indicate that Jagged Peak insiders are the primary beneficiaries of the Proposed Transaction, not the Company's public stockholders. The Board and the Company's executive officers are conflicted because they will have secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff and the public stockholders of Jagged Peak.

70. Certain insiders stand to receive financial benefits as a result of the Proposed Transaction. Notably, Company insiders, including the Individual Defendants, currently own large, illiquid portions of Company stock that will be exchanged for large Parsley stock blocks upon the consummation of the Proposed Transaction.

71. While the S-4 does not specifically indicate the amount of outstanding large illiquid blocks of Company stock Company insiders own, the Company's most recent proxy statement indicates that ownership of such blocks is as follows:

Name of Beneficial Owner (1)	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares Beneficially Owned
5% or Greater Stockholders:		
Q-Jagged Peak Energy Investment Partners, LLC(2)	146,337,026	68.7%
T. Rowe Price Associates, Inc.(3)	14,154,019	6.6%
Wellington Management Group LLP(4)	11,824,247	5.6%
Directors and Named Executive Officers:		
James J. Kleckner	104,709(6)	*%
Joseph N. Jaggers	5,225,297(7)	2.5%
Robert W. Howard	1,805,987	*%
Craig R. Walters	38,730	*%
Christopher I. Humber	69,834	*%
J. Jay Stratton, Jr.	65,681(8)	*%
Charles D. Davidson	11,000	*%
S. Wil VanLoh, Jr.(2)(5)	0	0%
Blake A. Webster	0	0%
Roger L. Jarvis	34,187	*%
Michael C. Linn	24,187	*%
John R. Sult	49,187	*%
Dheeraj Verma	0	0%
All current directors and executive officers as a group (Eleven Persons)	2,090,234	*%

72. Furthermore, upon the consummation of the Proposed Transaction, each outstanding Company option or equity award, will be canceled and converted into the right to receive certain consideration according to the merger agreement as follows:

15

Number of Shares Subject to Outstanding Jagged Peak Restricted Stock Units Executive Name (#) James J. Kleckner 225,089 Robert W. Howard 161,274 Christopher I. Humber 88,876 Craig R. Walters 105,904 Number of Shares Subject to Outstanding Jagged Peak Restricted Stock Units and Vested Deferred Shares Director Name (#) Charles D. Davidson — Roger L. Jarvis 16,730 Janeen S. Judah 17,418 Michael C. Linn 16,730 Adrianna C. Ma 19,393 John R. Sult 26,981 (1) S. Wil VanLoh, Jr. — Dheeraj Verma — Blake A. Webster — Number of Shares Subject to Number of Shares Subject to Outstanding Jagged Peak Outstanding Jagged Peak Performance Stock Units at Performance Stock Units at Target Maximum Executive Name (#) (#) James J. Kleckner 413,813 827,626 Robert W. Howard 221,000 442,000 Christopher I. Humber 121,813 243,626 Craig R. Walters 222,023 444,046 73. Moreover, certain employment agreements with certain Jagged Peak executives, entitle such executives to severance packages should their employment be terminated under certain circumstances. These packages are significant, and will grant each director or officer entitled to them millions of dollars, compensation not shared by Jagged Peak’s common stockholders. 74. Additionally, as stated in the S-4 at least two members of the Jagged Peak board will be appointed to the Parsley board immediately after the consummation of the Proposed Transaction, gaining further consideration for company insiders not shared amongst the public stockholders of the Company. 16

75. These payouts will be paid to Company insiders, as a consequence of the Proposed Transaction's consummation, as follows:

Golden Parachute Compensation.

	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
James J. Kleckner	$3,200,000	$5,335,821	$27,743	$8,563,564
Robert W. Howard	—	$5,028,222	$19,233	$5,047,455
Christopher I. Humber	$1,597,221	$1,614,739	$27,558	$3,239,518
Craig R. Walters	$2,060,000	$2,857,971	$27,743	$4,945,714

76. Thus, while the Proposed Transaction is not in the best interests of Jagged Peak stockholders, it will produce lucrative benefits for the Company's officers and directors.

The Materially Misleading and/or Incomplete S-4

77. On November 5, 2019, the Jagged Peak Board and Parsley caused to be filed with the SEC a materially misleading and incomplete S-4 that, in violation their fiduciary duties, failed to provide the Company's stockholders with material information and/or provides them with materially misleading information critical to the total mix of information available to the Company's stockholders concerning the financial and procedural fairness of the Proposed Transaction.

Omissions and/or Material Misrepresentations Concerning the Sales Process Leading Up to the Proposed Transaction

78. Specifically, the S-4 fails to provide material information concerning the process conducted by the Company and the events leading up to the Proposed Transaction. In particular, the S-4 fails to disclose:

a. Why no committee of independent board members was created to run the sales process;

b. Why no majority of the minority provision was included in the merger agreement to protect the rights of minority stockholders;

c. The specific reasoning as to why Quantum representatives were present and participated in meetings between the Company's financial advisor(s) and the Company Board and/or executives;

d. The nature of any specific standstill restrictions arising out of the terms of any of the non-disclosure agreements entered into between Jagged Peak on the one hand and any interested third party, including Parsley, on the other, and if the terms of any included "don't-ask, don't-waive" provisions or standstill

17

provisions in any such agreements, and if so, the specific conditions, if any, under which such provisions would fall away; e. The nature of any differences that exist between the various non-disclosure agreements entered into between Jagged Peak and any interested third parties; f. Under what circumstances the additional $1 million fee would be paid to RBC; and g. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. Omissions and/or Material Misrepresentations Concerning Jagged Peak’s and Parsley’s Financial Projections 79. The S-4 fails to provide material information concerning financial projections provided by Jagged Peak and Parsley management and relied upon by Citigroup, RBC Capital, and TPH in their analyses. The S-4 discloses management-prepared financial projections for the Company and Parent which are materially misleading. The S-4 indicates that in connection with the rendering of their fairness opinions, Citi, RBC Capital, and TPH reviewed financial forecasts and/or financial projections of Jagged Peak and Parsley, prepared by Jagged Peak management and Parsley management. Accordingly, the S-4 should have, but fails to provide, certain information in the projections that Jagged Peak management and Parsley management provided to the Board, Citigroup, RBC Capital, and TPH. Courts have uniformly stated that “projections … are probably among the most highly-prized disclosures by investors. Investors can come up with their own estimates of discount rates or [] market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-203 (Del. Ch. 2007) 80. With respect to the “Jagged Peak Projections for Jagged Peak” the S-4 fails to provide material information concerning the financial projections prepared by Jagged Peak management. Specifically, the S-4 fails to disclose material line items for Non-GAAP metrics. 81. Specifically, the S-4 provides non-GAAP financial metrics, but fails to disclose a reconciliation of all non-GAAP to GAAP metrics, including – a. For Oil and Gas Strip Pricing EBITDA and Wall Street Consensus EBITDA: i. Earnings, interest, taxes, depreciation, depletion and amortization, and exploration expense; 18

b. For Oil and Gas Strip Pricing Adjusted EBITDA and Wall Street Consensus Adjusted EBITDA: i. Earnings, interest, taxes, depreciation, depletion and amortization, exploration expense, and certain non-recurring, non-cash and other items; c. For Oil and Gas Strip Pricing Free Cash Flows and Wall Street Consensus Free Cash Flows: i. Interest Expense and Cash taxes. 82. With respect to the “Jagged Peak Projections for Parsley” the S-4 fails to provide material information concerning the financial projections prepared by Jagged Peak management. Specifically, the S-4 fails to disclose material line items for Non-GAAP metrics. 83. Specifically, the S-4 provides non-GAAP financial metrics, but fails to disclose a reconciliation of all non-GAAP to GAAP metrics, including – a. For Oil and Gas Strip Pricing EBITDA and Wall Street Consensus EBITDA: i. Earnings, interest, taxes, depreciation, depletion and amortization, and exploration expense; b. For Oil and Gas Strip Pricing Adjusted EBITDA and Wall Street Consensus Adjusted EBITDA: i. Earnings, interest, taxes, depreciation, depletion and amortization, exploration expense, and certain non-recurring, non-cash and other items; c. For Oil and Gas Strip Pricing Free Cash Flows and Wall Street Consensus Free Cash Flows: i. Interest Expense and Cash taxes. 84. With respect to the “Parsley Management Projection for Parsley,” for both “Parsley Case A” and “Parsley Case B” the S-4 fails to provide material information concerning the financial projections prepared by Parsley management. Specifically, the S-4 fails to disclose material line items for Non-GAAP metrics. 85. Specifically, the S-4 provides non-GAAP financial metrics, but fails to disclose a reconciliation of all non-GAAP to GAAP metrics, including – a. For NYMEX Strip EBITDAX, Wall Street Consensus EBITDAX, and Three- Year Historical Average EBITDAX: 19

i. Earnings, interest, income taxes, depreciation, depletion, amortization, and exploration expense. 86. With respect to the “Parsley Management Projection for Jagged Peak”, for both “Jagged Peak Case A” and “Jagged Peak Case B” the S-4 fails to provide material information concerning the financial projections prepared by Parsley management. Specifically, the S-4 fails to disclose material line items for Non-GAAP metrics. 87. Specifically, the S-4 provides non-GAAP financial metrics, but fails to disclose a reconciliation of all non-GAAP to GAAP metrics, including – a. For NYMEX Strip EBITDAX, Wall Street Consensus EBITDAX, and Three- Year Historical Average EBITDAX: i. Earnings, interest, income taxes, depreciation, depletion, amortization, and exploration expense. 88. With respect to the “Certain Additional Parsley Management Projection for Parsley and Jagged Peak”, for “Parsley Case A”, “Parsley Case B”, “Jagged Peak Case A”, and “Jagged Peak Case B” the S-4 fails to provide material information concerning the financial projections prepared by Parsley management. Specifically, the S-4 fails to disclose material line items for Non-GAAP metric. 89. Specifically, the S-4 provides non-GAAP financial metrics, but fails to disclose a reconciliation of all non-GAAP to GAAP metrics, including – a. For EBITDAX; i. Earnings, interest, income taxes, depreciation, depletion, amortization, and exploration expense. 90. This information is necessary to provide Company stockholders a complete and accurate picture of the sales process and its fairness. Without this information, stockholders were not fully informed as to Defendants’ actions, including those that may have been taken in bad faith, and cannot fairly assess the process. 91. Without accurate projection data presented in the S-4, Plaintiff and other stockholders of Jagged Peak are unable to properly evaluate the Company’s true worth, the value of the merger consideration, the accuracy of Citigroup, RBC Capital, and TPH’s financial analyses, or make an informed decision whether to vote their Company stock in favor of the Proposed Transaction. As such, the Board has breached their fiduciary duties by failing to include such information in the S-4. Omissions and/or Material Misrepresentations Concerning the Financial Analyses by Citigroup 20

92. In the S-4, Citigroup describes its respective fairness opinion and the various valuation analyses performed to render such opinion. However, the descriptions fail to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, confirm the valuations or evaluate the fairness opinions. 93. With respect to the Selected Public Companies Analysis for Jagged Peak, the S-4 fails to disclose the following: a. Why only five companies were chosen to compare, one of which was Parsley; b. The specific benchmark multiples for each Comparable Company; c. The specific benchmark multiples for Jagged Peak. 94. With respect to the Selected Public Companies Analysis for Parsley, the S-4 fails to disclose the following a. The specific benchmark multiples for each Comparable Company; b. The specific benchmark multiples for Jagged Peak. 95. With respect to the Discounted Cash Flow Analysis for Jagged Peak, the S-4 fails to disclose the following: a. The basis for and specific inputs and assumptions used to calculate the EBITDA Multiples of 4.5x to 5.5x; b. The UFCF for 2019-2023, including the underlying line items; c. The net operating loss (“NOL”) carryforwards projected during the forecasted period; d. The terminal values for the Company; and e. The specific inputs and assumptions used to calculate the Discount Rate range of 9.0% to 10.3%. 96. With respect to the Discounted Cash Flow Analysis for Parsley, the S-4 fails to disclose the following: a. The basis for and specific inputs and assumptions used to calculate the EBITDA Multiples of 4.5x to 5.5x; b. The UFCF for 2019-2023, including the underlying line items; 21

c. The net operating loss (“NOL”) carryforwards projected during the forecasted period; d. The terminal values for Parsley; and e. The specific inputs and assumptions used to calculate the Discount rate range of 8.2% to 9.5%. 97. With respect to the Net Present Value Analysis for Jagged Peak, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 9.0% to 10.3%; b. The NOLs expected during the forecasted period; c. The UFCF projected, and associated line items, from undeveloped resources/ proven reserves; and d. The Company’s net debt. 98. With respect to the Net Present Value Analysis for Parsley, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.2% to 9.5%; b. The NOLs expected during the forecasted period; c. The UFCF projected, and associated line items, from undeveloped resources/ proven reserves; and d. The Company’s net debt. 99. These disclosures are critical for stockholders to be able to make an informed decision on whether to vote their shares in favor of the Proposed Transaction. Omissions and/or Material Misrepresentations Concerning the Financial Analyses by RBC Capital 100. In the S-4, RBC Capital describes its respective fairness opinion and the various valuation analyses performed to render such opinion. However, the descriptions fail to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, confirm the valuations or evaluate the fairness opinions. 22

101. With respect to the Jagged Peak Net Value Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount Rate range of 9.0% to 11.0%, including – i. RPC Capital’s estimate of Jagged Peak’s weighted average cost of capital. 102. With respect to the Jagged Peak Discounted Cash Flow Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 9.0% to 11.0%; b. The specific inputs and assumptions used to calculate the terminal multiples range of 3.0x to 4.0x 2025E EBITDA; and c. The Company’s terminal values, net debt and number of fully-diluted shares utilized in the analysis. 103. With respect to the Parsley Net Value Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.5% to 10.5%, including – i. RPC Capital’s estimate of Parsley’s weighted average cost of capital. 104. With respect to the Parsley Discounted Cash Flow Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.5% to 10.5%; b. Parsley’s terminal values, net debt and number of fully-diluted shares utilized in the analysis; and c. The specific inputs and assumptions used to calculate the terminal multiples range of 3.50x to 4.50x 2025E EBITDA. 105. These disclosures are critical for stockholders to be able to make an informed decision on whether to vote their shares in favor of the Proposed Transaction. Omissions and/or Material Misrepresentations Concerning the Financial Analyses by TPH 23

106. In the S-4, TPH describes its respective fairness opinion and the various valuation analyses performed to render such opinion. However, the descriptions fail to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, confirm the valuations or evaluate the fairness opinions. 107. With respect to the Selected Precedent Transactions Analysis, the S-4 fails to disclose the following: a. The total value of each selected transaction; b. The specific date on which each selected transaction closed; c. The specific benchmark multiples for each transaction. 108. With respect to the Jagged Peak Net Value Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.5% to 11.0%, including – i. TPH’s estimate of Jagged Peak’s weighted average cost of capital; b. The specific inputs and assumptions used to calculate the assumed tax rate of 21% for Jagged Peak. 109. With respect to the Parsley Net Value Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.5% to 10.5%, including – i. TPH’s estimate of Parsley’s weighted average cost of capital; b. The specific inputs and assumptions used to calculate the assumed tax rate of 19% for Parsley. 110. With respect to the Jagged Peak Discounted Cash Flow Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.5% to 11.0%, including – i. TPH’s estimate of Jagged Peak’s weighted average cost of capital; 24

b. The specific inputs and assumptions used to calculate the terminal value range of 3.25x to 4.75x. 111. With respect to the Parsley’s Discounted Cash Flow Analysis, the S-4 fails to disclose the following: a. The specific inputs and assumptions used to calculate the Discount rate range of 8.5% to 10.5%, including – i. TPH’s estimate of Parsley’s weighted average cost of capital; b. The specific inputs and assumptions used to calculate the terminal value range of 3.50x to 5.00x. 112. These disclosures are critical for stockholders to be able to make an informed decision on whether to vote their shares in favor of the Proposed Transaction. 113. Without the omitted information identified above, Jagged Peak’s public stockholders are missing critical information necessary to evaluate whether the proposed consideration truly maximizes stockholder value and serves their interests. Moreover, without the key financial information and related disclosures, Jagged Peak’s public stockholders cannot gauge the reliability of the fairness opinion and the Board’s determination that the Proposed Transaction is in their best interests. As such, the Board has breached their fiduciary duties by failing to include such information in the Preliminary Stockholders. THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 114. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to act in the best interests of the company’s stockholders, including the duty to obtain maximum value under the circumstances. To diligently comply with these duties, the directors may not take any action that: (a) adversely affects the value provided to the corporation’s stockholders; (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets; (c) contractually prohibits them from complying with their fiduciary duties; and/or (d) will provide the directors, executives or other insiders with preferential treatment at the expense of, or separate from, the public stockholders, and place their own pecuniary interests above those of the interests of the company and its stockholders. 115. In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of Jagged Peak, are obligated to refrain from: 25

(a) participating in any transaction where the directors’ or officers’ loyalties are divided; (b) participating in any transaction where the directors or officers are entitled to receive a personal financial benefit not equally shared by the public stockholders of the corporation; and/or (c) unjustly enriching themselves at the expense or to the detriment of the public stockholders. 116. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated, and are violating, the fiduciary duties they owe to Plaintiff and the other public stockholders of Jagged Peak, including their duties of loyalty, good faith, candor, and due care. As a result of the Individual Defendants’ divided loyalties, Plaintiff and Class members will not receive adequate, fair or maximum value for their Jagged Peak common stock in the Proposed Transaction. 117. As a result of these breaches of fiduciary duty, the Company’s public stockholders will not receive adequate or fair value for their common stock in the Proposed Transaction. CLASS ACTION ALLEGATIONS 118. Plaintiff brings this action on his own behalf and as a class action pursuant to Colorado Rules of Civil Procedure, Rule 23 on behalf of all holders of Jagged Peak common stock who are being and will be harmed by the Individual Defendants’ actions, described herein (the “Class”). Excluded from the Class are Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant. 119. This action is properly maintainable as a class action because, inter alia: a. The Class is so numerous that joinder of all members is impracticable. Jagged Peak’s stock is publicly traded on the NYSE and Plaintiff believes that there are hundreds if not thousands of holders of such shares. Moreover, the holders of these shares are geographically dispersed throughout the United States; b. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. These common questions include, inter alia: (i) whether the Individual Defendants have engaged in self-dealing, to the detriment of Jagged Peak’s public stockholders; (ii) whether the Proposed Transaction is unfair to the Class, in that the price is inadequate and is not the fair value that could be obtained under the circumstances; and (iii) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by Defendants; 26

c. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; d. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and e. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate. FIRST COUNT Class Claim for Breach of Fiduciary Duty Against the Individual Defendants 120. Plaintiff repeats and realleges each allegation set forth herein. 121. The Director Defendants are knowingly or recklessly and in bad faith violating fiduciary duties owed to the public stockholders of Jagged Peak and have acted to put their personal interests ahead of the interests of Jagged Peak stockholders. 122. By the acts, transactions and courses of conduct alleged herein, the Director Defendants, individually and as a part of a common plan, have acted knowingly or recklessly and in bad faith. 123. The Director Defendants have knowingly or recklessly and in bad faith violated their fiduciary duties by approving the Proposed Transaction without regard to the fairness of the transaction to Jagged Peak stockholders and by failing to disclose all material information concerning the Proposed Transaction to such stockholders. 124. As demonstrated by the allegations above, the Director Defendants are knowingly or recklessly violating their fiduciary duties because, among other reasons: a. they are taking steps to avoid competitive bidding, by, among other things, failing to adequately solicit other potential acquirers or alternative transactions; b. they are ignoring or are not protecting against the conflicts of interest resulting from the directors’ own interrelationships or connection with the Proposed Transaction; and 27

c. they are failing to disclose all material information that would permit Jagged Peak’s stockholders to cast a fully informed vote on the Proposed Transaction, including both financial information and regulatory information which may materially affect the Company and the its stockholders. 125. Because the Director Defendants dominate and control the business and corporate affairs of Jagged Peak, and are in possession of private corporate information concerning Jagged Peak’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of Jagged Peak which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing shareholder value. 126. By reason of the foregoing acts, practices and course of conduct, the Director Defendants are knowingly or recklessly and in bad faith failing to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class. 127. Unless enjoined by this Court, the Director Defendants will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction which will exclude the Class from its fair share of Jagged Peak’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class. 128. The Director Defendants are engaging in self-dealing, are not acting in good faith toward Plaintiff and the other members of the Class, and knowingly or recklessly have breached and are continuing to breach their fiduciary duties to the members of the Class. 129. As a result of the Director Defendants’ unlawful actions, Plaintiff and the other members of the Class are being harmed in that Director Defendants will deprive Plaintiff and the entire Class of a fair sale process. Unless the Proposed Transaction is enjoined by the Court, the Director Defendants will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to Plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Proposed Transaction terms, and will not supply to Jagged Peak’s stockholders sufficient information to enable them to cast informed votes on the Proposed Transaction and may consummate the Proposed Transaction, all to the irreparable harm of the members of the Class. 130. Plaintiff and the members of the Class have an inadequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which the Director Defendants’ actions threaten to inflict. SECOND COUNT Class Claim for Aiding and Abetting Against Parsley Energy and Merger Sub 28

131. Plaintiff repeats all previous allegations as if set forth in full herein. 132. As alleged in more detail above, Defendants Parsley Energy and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties. 133. As a result, Plaintiff and the Class members are being harmed. 134. Plaintiff and the Class have no adequate remedy at law. WHEREFORE, Plaintiff demands injunctive relief, in his favor and in favor of the Class, and against the Defendants, as follows: (a) Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying his counsel as class counsel; (b) Declaring and decreeing that the Proposed Transaction was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any merger agreement or other agreements that Defendants entered into in connection with, or in furtherance of, the Proposed Transaction; (c) Preliminarily and permanently enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction; (d) Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of Jagged Peak’s stockholders; (e) Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct; (f) Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and (g) Granting such other and further equitable relief as this Court may deem just and proper. JURY DEMAND Plaintiff hereby demands trial by jury of all claims so triable. 29

Dated: November 12, 2019 Respectfully submitted, BERENS LAW LLC By: /s/ Jeffrey A. Berens_________ Jeffrey A. Berens (#28007) 2373 Central Park Boulevard, Suite 100 Denver, CO 80238 Telephone: (303) 861-1764 Facsimile: (303) 861-1764 Email: jeff@jberenslaw.com Local Counsel for Plaintiff Of Counsel (Pro Hac Vice to be Submitted): BRODSKY & SMITH, LLC Marc L. Ackerman Two Bala Plaza, Suite 510 Bala Cynwyd, PA 19004 (610) 667-6200 (610) 667-9029 (fax) Plaintiff’s Address: 2767 Longleaf Pines Dr., Kingwood, Texas 30